Exhibit 99.1

PAR PETROLEUM REPORTS

FIRST QUARTER 2014 RESULTS, RESTATEMENT OF 2013 RESULTS AND ACQUISITION OF MID PAC PETROLEUM

•	First Quarter 2014 Net loss of $14.6 million and Negative Adjusted EBITDA of $8.9 million
•	Restated 2013 Full Year Net loss of $79.2 million and Negative Adjusted EBITDA of $24.7 million
•	Agreement to acquire Mid Pac Petroleum which operates or distributes through more than 80 retail outlets, refined product terminals and a portfolio of fee-owned real estate for total consideration of $107 million

HOUSTON, TEXAS (Monday, June 2, 2014) Par Petroleum Corporation (OTCQB: PARR) today reported a first quarter 2014 net loss of $14.6 million and negative Adjusted EBITDA of $8.9 million. The company also reported restated 2013 full year net loss of $79.2 million and restated negative Adjusted EBITDA $24.7 million. See the reconciliation of GAAP and non-GAAP financial measures included as Attachment 2.

“While this has been a challenging transition for us, I am pleased to report that during May we completed the integration of Hawaii Independent Energy’s information and accounting systems and are now managing these systems internally,” said William Monteleone, Chairman and Chief Executive Officer. “Separate from the accounting integration, we have made great progress in improving operating results and repositioning the Company for future growth. These improvements were achieved notwithstanding the continued negative impact of higher-cost crude procured during the Syrian crisis and carryover inventory from the predecessor owner running through our system,” continued Mr. Monteleone. “By the end of the first quarter, we had worked through the high-cost crude inventory. We are actively improving crude sourcing options and have shifted the majority of our slate towards Alaskan, Canadian and South American crude grades, are re-establishing market share on the island, and opening up new relationships with Mexican crude suppliers.”

The company also announced that it will acquire Mid Pac Petroleum for total consideration of approximately $107 million, subject to adjustment as set forth in the merger agreement. “Acquiring Mid Pac provides a unique expansion opportunity for our Hawaii business. Adding Mid Pac’s retail sites will provide synergies by increasing on-island sales of our refined products, optimizing distribution costs and enhancing crude slate flexibility. In addition, Mid Pac’s fee-owned real estate portfolio, consisting of 22 retail locations, terminals and office space, provides excellent underlying asset value,” said Mr. Monteleone.

In addition, the company announced it will contribute approximately $3.3 million of capital to Piceance Energy, LLC to fund its portion of the 2014 Piceance Energy drilling program. “We expect the one-rig program will begin to unlock a small portion of Piceance Energy’s undeveloped reserves and allow it to grow its production over the coming quarters,” added Mr. Monteleone.

The company will hold a conference call with investors on Tuesday, June 3, 2014 at 10:00 AM CT. See dial-in information below.

Acquisition of Mid Pac Petroleum

The company has reached an agreement to acquire Koko’oha Investments, Inc., the parent company of Mid Pac Petroleum, LLC, which is the exclusive licensee of the ‘76’ brand in the State of Hawaii. Mid Pac operates or distributes through over 80 retail sites and four terminals across Hawaii.

Under the terms of the merger agreement, the consideration will consist of $107 million, subject to adjustments. The agreement calls for closing the transaction within 120 days of signing subject to HSR clearance and customary closing conditions.

The company expanded an existing credit facility in order to fund the $10 million deposit due upon signing the merger agreement. In addition, the interest rate on the credit facility has been reduced. To provide certainty of acquisition funding, the company has received binding commitments from lenders, subject to final documentation, to further expand the facility to a $50 million aggregate Term Loan and add a $75 million Bridge Loan. The company intends to launch a rights offering to existing shareholders prior to closing the acquisition, the net proceeds of which are expected to be used to retire a portion of the acquisition debt. The company expects its largest shareholder will commit to its proportionate share of the offering.

First Quarter 2014 and Restated 2013 Fiscal Year Results of Operations

The company reported a consolidated net loss of $14.6 million and negative Adjusted EBITDA of $8.9 million for the first quarter 2014. There were several non-cash items or acquisition and integration costs included in the first quarter results.

The significant adjustments in Adjusted EBITDA relate to the following:

•	$2.9 million of acquisition and integration costs;
•	$1.6 million in gains related to a change in the fair value of our common stock warrants; and
•	$2.5 million in gains related to a change in the value of contingent consideration related to the HIE acquisition.

The company has finalized the restatement of its 2013 financial statements which resulted in an $8.6 million increase in cost of revenues. The restatement increased the company’s net loss for the year ended December 31, 2013 to $79.2 million. Restated negative Adjusted EBITDA for the year ended December 31, 2013 is $24.7 million. The amended Form 10-K for the year ended December 31, 2013 has been filed with the SEC. See the summary of the impact of the restatement included in Attachment 1.

See the reconciliation of GAAP and non-GAAP financial measures included in Attachment 2.

Refining, Distribution & Marketing

During the first quarter, the refining, distribution and marketing segment had revenue of $722 million, gross margin of $27.0 million, and an operating loss of $11.8 million, which includes operating expenses of $33.1 million and depreciation, depletion and amortization (DD&A) expense of $2.3 million. The refinery operated at an average throughput of 67,000 barrels per day or 71% utilization for the first quarter 2014. Manufacturing costs before DD&A expense (see table below) for the first quarter averaged $4.53/bbl of throughput. Gross refining margin per barrel totaled $3.17/bbl during the same period.

2014
Throughput (thousand bbls per day)
Heavy Crude (a)	20
Light Crude	47

Total Throughput	67

Yield (thousand bbls per day)
Gasoline and gasoline blendstocks	16
Jet fuel	17
Diesel fuel	8
Heavy fuel oils, residual products, internally produced fuel and other	27

Total Yield	68

Gross margin (in millions)	$19.1
Gross refining margin ($/throughput bbl) (b)	$3.17
Production costs before DD&A expense ($/throughput bbl) (c)	$4.53

(a)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.
(b)	Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate gross refining margin per barrel; different companies within the industry may calculate it in different ways. We calculate gross refining margin per barrel by dividing gross refining margin (revenues less feedstocks, purchased refined products, refinery fuel burn, and transportation and distribution costs) by total refining throughput.
(c)	Management uses production costs before DD&A expense per barrel to evaluate performance and compare efficiency to other companies in the industry. There are a variety of ways to calculate production cost before DD&A expense per barrel; different companies within the industry calculate it in different ways. We calculate production costs before DD&A expense per barrel by dividing all direct production costs by total refining throughput.

Commodity Marketing and Logistics

During the first quarter, Texadian generated gross margin of $1.6 million vs. $9.9 million for the first quarter 2013, a decrease of approximately $8.3 million. During the first quarter 2014, segment operating income was $0.2 million which included approximately $0.5 million of DD&A expense vs. $6.2 million of operating income for the first quarter 2013 which included $0.5 million of DD&A expense. Texadian profitability was lower because the first quarter 2013 reflected operating conditions on the Mississippi River in which the company was uniquely positioned to capture arbitrage opportunities.

Natural Gas and Oil

Par’s investment in Piceance Energy LLC is accounted for using the equity method of accounting. During the first quarter, Piceance generated revenue of $20.2 million vs. $14.0 million for the first quarter 2013, an increase of $6.2 million. During the quarter, Piceance generated operating income of approximately $3.6 million which included $6.7 million of DD&A expense vs. an operating loss of $3.5 million for the first quarter 2013 which included $6.4 million of DD&A expense. The change in operating income was driven by higher natural gas and natural gas liquids pricing. Production for the first quarter 2014 was 3.6 Bcfe compared to 3.8 Bcfe for the first quarter 2013.

Piceance’s board of managers recently approved a one-rig drilling program commencing in third quarter 2014.

Conference Call

The company will host a live conference call on Tuesday, June 3, 2014, at 10:00 AM CT. You may listen or participate in the call by telephone or listen only on our webcast.

Attendee Audio:

Dial-In:	1(888) 517-2458 US Toll Free
Passcode:	7642445#

Live Audio Webcast:

http://event.onlineseminarsolutions.com/r.htm?e=795013&s=1&k=463FA102C6CBCE0766EB74940931D9C4

Par Petroleum Corporation

Par Petroleum Corporation is a Houston-based company that manages and maintains interests in a variety of energy-related assets. Par is a growth company that looks for acquisitions with strong fundamentals and employees who can move the business forward.

Par, through its subsidiaries, owns and operates a 94,000 bpd refinery located in Hawaii on the island of Oahu. This refinery, together with substantial storage capacity, a 27-mile pipeline system, terminals, and retail outlets, provides a substantial portion of the energy demands of Hawaii.

Par’s largest oil and gas asset is its 33% ownership of Piceance Energy, LLC, which owns and operates natural gas properties located across approximately 40,000 acres in the Piceance Basin of Colorado.

Par also markets, transports and distributes crude petroleum-based energy products. With significant logistics capability on key pipeline systems, a rail car fleet, and a fleet of chartered barge tows, Par believes it has a competitive advantage in moving crude oil efficiently from land locked locations in the Western U.S. and Canada to the refining hubs in the Midwest, the Gulf Coast, and the East Coast.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statement other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to successfully complete the pending acquisition of Mid Pac, integrate it into our operations and realize the anticipated benefits from the acquisition; our ability to identify all potential risks and liabilities in our due diligence of Mid Pac and its business; any unexpected costs or delays in connection with the pending acquisition of Mid Pac; risks associated with the integration of HIE; the volatility of crude oil and refined product prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. Although the company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The company cannot assure that the assumptions upon which these statements are based will prove to have been correct. Important risk factors that may affect the company’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, as amended, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings.

Disclaimer

A registration statement relating to the shares of common stock to be issued in the intended rights offering has been filed with the SEC but has not yet become effective. These shares of common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, share of common stock in the rights offering, nor will there be any sale of such shares of common stock in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

Investor Relations Contact:

Stonegate Securities, Inc.

Preston Graham

preston@stonegateinc.com

214-987-4121

ATTACHMENT 1

CONSOLIDATED STATEMENT OF OPERATIONS

(in millions)	Quarter ended March 31, 2014	Quarter ended December 31, 2013	Year ended December 31, 2013
Refining, distribution and marketing revenues	$721.9	$749.5	$778.1
Commodity, marketing and logistics revenues	19.8	5.2	100.2
Natural gas and oil revenues	1.6	1.7	7.7

Total operating revenues	743.3	756.4	886.0
Cost of revenues, including operating expenses	(746.2)	(776.6)	(884.4)
Lease operating expense	(1.0)	(1.5)	(5.6)
Depreciation, depletion and amortization	(3.1)	(3.0)	(6.0)
Trust litigation and settlements	—	(0.5)	(6.2)
General and administrative expense	(4.9)	(9.1)	(21.5)
Acquisition and integration costs	(2.9)	(2.8)	(9.8)

Operating loss	(14.8)	(37.1)	(47.5)
Interest expense and financing costs, net	(3.5)	(9.7)	(19.5)
Other income	(0.1)	—	0.8
Change in value of common stock warrants	1.6	(3.5)	(10.1)
Change in value of contingent consideration	2.5	—	—
Loss from Piceance Energy, LLC	(0.2)	(1.2)	(2.9)

Loss before income taxes	(14.5)	(51.5)	(79.2)
Income tax expense	(0.1)	0.7	—

Net loss	$(14.6)	$(50.8)	$(79.2)

RESTATED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(in millions)	As originally reported	Adjustment	As restated
Refining, distribution and marketing revenues	$778.1	$—	$778.1
Commodity, marketing and logistics revenues	100.2	—	100.2
Natural gas and oil revenues	7.7	—	7.7

Total operating revenues	886.0	—	886.0
Cost of revenues, including operating expenses	(875.8)	(8.6)	(884.4)
Lease operating expense	(5.6)	—	(5.6)
Depreciation, depletion and amortization	(6.0)	—	(6.0)
Trust litigation and settlements	(6.2)	—	(6.2)
General and administrative expense	(21.5)	—	(21.5)
Acquisition and integration costs	(9.8)	—	(9.8)

Operating loss	(38.9)	(8.6)	(47.5)
Interest expense and financing costs, net	(19.5)	—	(19.5)
Other income	0.8	—	0.8
Change in value of common stock warrants	(10.1)	—	(10.1)
Change in value of contingent consideration	—	—	—
Loss from Piceance Energy, LLC	(2.9)	—	(2.9)

Loss before income taxes	(70.6)	(8.6)	(79.2)
Income tax expense	—	—	—

Net loss	$(70.6)	$(8.6)	$(79.2)

6

ATTACHMENT 2

RECONCILIATION OF NON-GAAP NUMBERS

Adjusted EBITDA

Below is a reconciliation of net loss as presented in accordance with United States generally accepted accounting principles (GAAP) to Adjusted EBITDA (a non-GAAP financial measure) as required under Regulation G of the Securities and Exchange Act of 1934:

(in millions)	Quarter ended March 31, 2014	Quarter ended December 31, 2013	Year ended December 31, 2013
Adjusted EBITDA	$(8.9)	$(30.8)	$(24.7)
Change in value of common stock warrants	1.6	(3.5)	(10.1)
Change in value of contingent consideration	2.5	—	—
Loss from Piceance Energy, LLC	(0.2)	(1.2)	(2.9)
Acquisition and integration costs	(2.9)	(2.8)	(9.8)
Trust litigation and settlements	—	(0.5)	(6.2)

EBITDA	(7.9)	(38.8)	(53.7)
Interest expense and financing costs, net	(3.5)	(9.7)	(19.5)
Depreciation, depletion and amortization expense	(3.1)	(3.0)	(6.0)
Income tax benefit (expense)	(0.1)	0.7	—

Net loss	$(14.6)	$(50.8)	$(79.2)

Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, we believe Adjusted EBITDA is a useful supplemental financial measure to assess:

•	The financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of our assets to generate cash to pay interest on our indebtedness; and
•	Our operating performance and return on invested capital as compared to other companies without regard to financing methods and capital structure.

Adjusted EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect the Company’s current or future requirements for capital expenditures or capital commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, the Company’s debt;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•	Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Gross Margin

Below is a reconciliation of operating (loss) income as presented in accordance with United States generally accepted accounting principles (GAAP) to gross margin (a non-GAAP financial measure) as required under Regulation G of the Securities and Exchange Act of 1934:

(in millions)	Refining, distribution and marketing	Commodity marketing and logistics
Gross margin	$27.0	$1.6
Operating expense, excluding DD&A expense	(33.1)	—
Depreciation, depletion and amortization expense	(2.2)	(0.5)
General and administrative expense	(1.0)	(0.9)
Acquisition and integration costs	(2.5)	—

Operating (loss) income	$(11.8)	$0.2

Gross margin is defined as revenues less cost of revenues, excluding operating expenses and depreciation, depletion and amortization expense. We believe gross margin is an important measure of operating performance and provides useful information to investors because it eliminates the impact of volatile market prices on revenues and demonstrates the earnings potential of the business before other fixed and variable costs. In order to assess our operating performance, we compare our gross margin (revenue less cost of revenues) to industry gross margin benchmarks.

Gross margin should not be considered an alternative to operating (loss) income, net cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin presented by other companies may not be comparable to our presentation since each company may define this term differently.